EXHIBIT 23.3

[Morrison & Foerster LLP Letterhead]

November 16, 2020

Japan Bank for International Cooperation,

4-1, Otemachi 1-chome,

Chiyoda-ku,

Tokyo 100-0004, Japan

Re: Japan Bank for International Cooperation and Japan—Registration Statement under Schedule B

Ladies and Gentlemen:

We hereby consent to the references to us under the headings “Description of the Debt Securities and Guarantee—United States Taxation” and “Validity of Securities” in the Prospectus included in the Registration Statement filed by Japan Bank for International Cooperation and Japan with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on November 16, 2020.

In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Morrison & Foerster LLP

Exh. 23.3-1